UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Maxwell Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

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1.On May 11, 2015, Maxwell Technologies, Inc. (the “Company”) filed a Form 8-K with the Securities and Exchange Commission containing the following information:
Effective as of May 11, 2015, the Board of Directors of the Company appointed David Lyle, age 51, as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company.
Prior to joining the Company, Mr. Lyle served as the chief financial officer of Entropic Communications, Inc., a provider of semiconductor solutions for home entertainment, from June 2007 to May 2015. From August 2005 to June 2007, Mr. Lyle was the chief financial officer at RF Magic, acquired by Entropic in June 2007. Prior to RF Magic, Mr. Lyle was finance director and controller for the mobile communications business unit at Broadcom Corp., a provider of highly-integrated semiconductor solutions. He joined Broadcom in July 2004 through its acquisition of Zyray Wireless Inc., a WCDMA baseband co-processor company, where he served as chief financial officer beginning in January 2004. Prior to 2004, Mr. Lyle served as chief financial officer at Mobilian Corporation, a wireless data communications semiconductor company, and in various finance roles at Intel Corporation, a semiconductor company. At Intel, Mr. Lyle served in the microprocessor and networking groups and in the strategic investment arm of Intel, now known as Intel Capital.
Mr. Lyle received an undergraduate degree in business from the University of Southern California and an M.B.A. from Arizona State University. In addition, Mr. Lyle holds a Master of International Management (MIM) degree from American Graduate School of International Management (Thunderbird) where he graduated with distinction.
On May 8, 2015, the Company entered into an Employment Agreement with Mr. Lyle (the “Employment Agreement”). Under the terms of the Employment Agreement, as the Company’s Chief Financial Officer, Mr. Lyle will receive an annual base salary of $375,000 and will be eligible for an incentive bonus targeted at 60% of annual base salary for each fiscal year of the Company.
In accordance with the Employment Agreement, and as an inducement material to his acceptance of employment with the Company, Mr. Lyle received certain equity-based awards outside the terms of a stockholder-approved equity plan of the Company as permitted by Nasdaq Listing Rule 5635(c)(4). The awards, which have substantially the same terms and conditions as the corresponding equity awards granted to other executive officers of the Company, are as follows:

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a number of stock options determined by dividing $105,000 by the grant date fair value per share of our stock, with the options vesting in equal annual installments over four years of continuous employment;

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a number of restricted stock units (“RSUs”) determined by dividing $305,000 by the average closing sales price of our stock over the 10 consecutive trading days prior to Mr. Lyle’s start date, with the RSUs vesting over four years of continuous employment; and

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a number of performance restricted stock units (“PRSUs”) determined by dividing $140,000 by the average closing sales price of our stock over the 10 consecutive trading days prior to Mr. Lyle’s start date, with the PRSUs vesting based on the achievement of performance milestones previously established by the Compensation Committee of the Board of Directors for performance-based equity awards granted to the Company's executive officers in 2015.

The Employment Agreement also provides for certain severance benefits. If Mr. Lyle’s employment is terminated without cause, either more than 30 days prior to a change in control or more than 18 months after a change in control, he will receive payment of his base salary, target bonus, and reimbursement of a portion of COBRA health insurance premiums for a period of up to 12 months. If such a termination occurs after the first year of Mr. Lyle’s employment, he will receive pro rata monthly acceleration of his stock options and RSUs. In addition, if Mr. Lyle’s employment is terminated without cause or should Mr. Lyle resign his employment for good reason, either within 30 days prior to a change in control or within 18 months after a change of control, he will receive a lump sum payment equal to his base salary and target bonus, reimbursement of a portion of COBRA health insurance premiums for a period of up to 12 months, and waiver of service vesting conditions and deemed attainment at target of all performance-vested milestones under each outstanding equity award.
The selection of Mr. Lyle to serve as Senior Vice President, Chief Financial Officer, Treasurer and Secretary was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Lyle and any director or other executive officer of the Company and there are no related persons transactions between the Company and Mr. Lyle reportable under Item 404(a) of Regulation S-K.

2.    On May 14, 2015, Maxwell Technologies, Inc. (the “Company”) filed a Form 8-K with the Securities and Exchange Commission containing the following information:
On May 12, 2015, the Board of Directors (the “Board”) of the Company appointed Rick Bergman to serve as a director of the Company, effective immediately, and expects to name Mr. Bergman to the Compensation Committee of the Board.
Mr. Bergman is President and CEO of Synaptics, Inc., a leading developer of human interface solutions for intelligent devices. He joined Synaptics (Nasdaq:SYNA) in 2011, after serving in a series of senior executive positions with AMD, where he was Senior Vice President and General Manager of AMD’s Product Group from May 2009 to September 2011, and Senior Vice President and General Manager of AMD’s Graphics Product Group (GPG) from October 2006 to May 2009. Until AMD acquired ATI in 2006, Mr. Bergman was Senior Vice President and General Manager of ATI’s PC Group. Previously, he was Chief Operating Officer of S3 Graphics and before that he held other senior management positions in the technology industry after beginning his career with Texas Instruments and IBM. He holds a Bachelor of Science from the University of Michigan and a Master’s degree in business administration from the University of Colorado's Executive MBA program.
The Company’s Certificate of Incorporation and Bylaws provide for its Board to be divided into three classes, with each class having a three-year term. Mr. Bergman will be a member of the third class of directors, with a term of office expiring at the Company’s annual meeting of stockholders expected to be held in 2017.
Mr. Bergman will participate in the Company’s standard compensation program for non-employee directors, as described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 10, 2015. Mr. Bergman will also enter into the Company’s standard form of indemnification agreement.
The selection of Mr. Bergman to serve as a member of the Board was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Bergman and any director or other executive officer of the Company and there are no related persons transactions between the Company and Mr. Bergman reportable under Item 404(a) of Regulation S-K.
3.    The following discussion updates and replaces the Stockholder Proposals paragraph found on page 7 of the Company’s Proxy Statement for its 2015 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 10, 2015:
STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be presented at our 2016 Annual Meeting of Stockholders must be received by us no later than December 12, 2015, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement, in order to be included in our proxy statement and form of proxy relating to that meeting. If a stockholder fails to give notice by this date, then the persons named as proxies by the Board for the 2016 Annual Meeting may exercise discretionary voting power regarding any such proposal. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our Bylaws, a stockholder who wishes to make a proposal at the 2016 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting should submit such proposal to the Company’s Secretary no later than February 22, 2016, which is 90 days prior to first anniversary of the date of this Proxy Statement.